Exhibit 99.1

Community Valley Bancorp Reports Earnings for First Quarter 2008

(Chico, CA 4/18/08) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the first quarter ended March 31, 2008.

The Company’s balance sheet grew modestly with total assets increasing $6,706,000, or 1.2%, from $572,365,000 as of March 31, 2007, to $579,071,000 at March 31, 2008. Deposits declined over the same period by $3,541,000, or .70%, from $505,535,000 at March 31, 2007, to $501,994,000 at March 31, 2008. Loans, net of allowance for loan losses, increased slightly by $3,094,000, or .69%, from $448,679,000 at March 31, 2007, to $451,773,000 at March 31, 2008.

Interest-bearing deposits decreased $1,275,000, or .30%, from $431,145,000 at March 31, 2007, to $429,870,000 at March 31, 2008.  When considering that $17 million in higher cost brokered certificates of deposit have matured and have not been replaced by the Bank, core interest-bearing deposits have actually increased year over year.  Non-interest bearing demand deposits decreased $2,266,000, or 3.1% from $74,390,000 at March 31, 2007 to $72,124,000 at March 31, 2008.

Non-interest income of $1,959,000 represents an increase of 14.3% from the prior year’s first quarter level of $1,714,000. Increases were realized in service charges on deposit accounts, commissions realized from the sales of non-deposit investment products and merchant services fee income.  Other areas such as our Payroll Services division and Butte Community Bank Insurance Agency were the primary reasons for the year over year increase.

Non-interest expense of $6,992,000 increased 4.3% over the $6,705,000 reported for the first quarter of 2006. This was primarily due to increases in salaries and benefits as a result of normal cost of living raises.  Increases were also realized in occupancy costs and furniture fixture and equipment expenses associated with the three new branches opened in the second half of last year in Redding and Anderson.

Net interest income for the first quarter of 2008 of $6,671,000 represents a decline of $563,000 or 7.8%, compared with $7,234,000 for the first quarter of 2007. This decrease is due to the significantly lower interest rates earned on loans and other interest earning assets in 2008 compared to 2007 but has been partially mitigated by the lower overall interest rates paid on deposits.  Fixed rate deposit maturities, such as certificates of deposit, will lag behind in repricing when compared to floating rate loans which reprice with each change in rates.  The majority of our certificates of deposit will mature during 2008 which will give us the opportunity to reprice these deposits at much lower rates thereby decreasing our interest expense proportionately.

First quarter earnings of $824,000 represent a decrease of $426,000 from 2007 first quarter earnings of $1,259,000. On a diluted per share basis, first quarter earnings were $0.11 compared to $0.17 for the same period in 2007.

As predicted, 2008 is proving to be a challenge for a number of reasons.  The rapid decline in interest rates has resulted in a compression of our net interest margin of 61 basis points from the same period last year.  The sub prime housing debacle has had a dramatic effect on real estate construction loans which historically has been a major source of revenue for our Company.  We are concentrating on diversifying and expanding our loan portfolio into other lines of business with our commercial customers as we work through this current economic downturn.

Although non-performing assets increased from the same period in the prior year, asset quality remains strong with only $1.3 million in non-performing loans as of March 31, 2008, representing .29% of total loans compared to $78,000 in non-performing loans at March 31, 2007. By comparison the industry average was 1.26% of total loans for the Company’s peer group, based on data provided by the Federal Deposit Insurance Corporation as of December 31, 2007.  Loan charge offs for the first quarter ending March 31, 2008 were $12,000 compared to no charge offs for the period ended March 31, 2007.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007
ASSETS
Cash and due from banks	$22,176,000	$31,714,000	$17,727,000
Federal funds sold	57,700,000	54,290,000	60,230,000
Interest-bearing deposits in banks	5,636,000	4,250,000	1,684,000
Investment securities	8,979,000	6,264,000	5,067,000

Loans:
Real estate	294,589,000	289,504,000	297,893,000
Commercial	107,508,000	103,346,000	108,509,000
Consumer	54,172,000	52,194,000	43,310,000
Other	2,111,000	2,224,000	4,976,000
Deferred loan originations fees, net	(582,000)	(686,000)	(660,000)
Allowance for loan losses	(6,025,000)	(5,232,000)	(5,349,000)

Total loans, net	451,773,000	441,350,000	448,679,000

Premises and equipment	8,737,000	17,905,000	17,020,000
Accrued interest receivable and other assets	24,070,000	24,847,000	21,958,000

Total Assets	$579,071,000	$580,620,000	$572,365,000

LIABILITIES
Noninterest-bearing deposits	$72,124,000	$77,574,000	$74,390,000
Interest checking, money market & savings deposits	272,389,000	263,883,000	271,702,000
Time deposits	157,481,000	159,534,000	159,443,000

Total deposits	501,994,000	500,991,000	505,535,000

Notes payable	1,057,000	1,093,000	1,185,000
Junior subordinated debentures	8,248,000	16,496,000	8,248,000
Accrued interest payable and other liabilities	16,142,000	11,066,000	10,480,000

Total liabilities	527,441,000	529,646,000	525,448,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	51,630,000	50,974,000	46,917,000

Total Liabilities and Shareholders’ Equity	$579,071,000	$580,620,000	$572,365,000

Nonperforming loans to total loans	0.29%	0.06%	0.02%
Net chargeoffs to average loans (annualized)	0.01%	0.00%	0.00%
Allowance for loan losses to total loans	1.32%	1.17%	1.18%
Leverage Ratio	10.21%	11.60%	10.43%
Tier 1 Risk-Based Capital Ratio	11.64%	13.12%	11.03%
Total Risk-Based Capital Ratio	12.82%	14.14%	12.10%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	March 31, 2008	March 31, 2007	% Change
Three months ending:
Interest income	$9,611,000	$10,615,000	(9.46)%
Interest expense	2,940,000	3,381,000	(13.04)%

Net interest income	6,671,000	7,234,000	(7.78)%
Provision for loan losses	225,000	75,000	200.00%
Total noninterest income	1,959,000	1,714,000	14.29%
Total noninterest expense	6,992,000	6,705,000	4.28%

Income before taxes	1,413,000	2,168,000	(34.82)%
Income taxes	589,000	918,000	(35.84)%

Net income	$824,000	$1,250,000	(34.08)%

Basic earnings per share	$0.11	$0.17	(35.29)%
Diluted earnings per share	$0.11	$0.17	(35.29)%
Average diluted shares outstanding	7,647,160	7,567,959	1.05%

Net interest margin as a percentage	5.17%	5.78%	(10.54)%

Operating Ratios:
Return on average assets (annualized)	0.63%	0.90%	(30.31)%
Return on average equity (annualized)	6.80%	11.05%	(38.50)%
Efficiency ratio (fully taxable equivalent)	80.16%	74.93%	6.98%

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  Butte Community Insurance Agency, a subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Marysville, Oroville, Paradise, Red Bluff, Redding and Yuba City.  It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.